Schedule A
Dated April 30, 2016
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Active Bond Fund	0.97%	April 30, 2017
Touchstone Focused Fund	1.21%	April 30, 2017
Touchstone Large Cap Core Equity	1.06%	April 30, 2017
Touchstone Aggressive ETF Fund	0.75%	April 30, 2017
Touchstone Conservative ETF Fund	0.75%	April 30, 2017
Touchstone Moderate ETF Fund	0.75%	April 30, 2017

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/Terrie Wiedenheft

By:	/s/Steve Graziano

Signature Page – Schedule A to Expense Limitation Agreement

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